Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

     We hereby consent to the incorporation by reference and use of our report, dated February 11, 1994, except for Note 1 (stock splits and dividends) as to which the date is February 16, 1994, on the consolidated financial statements of Shoreline Financial Corporation which appears on page 49 of Shoreline Financial Corporation's Annual Report to Shareholders for the year ended December 31, 1993, in Shoreline Financial Corporation's previously filed registration statements for its 1989 Stock Option Plan (Registration
No. 33-29052) and Dividend Reinvestment Plan (Registration No. 33-34008).

                                                  /s/ Crowe, Chizek and Company
                                                  Crowe, Chizek and Company

South Bend, Indiana
March 28, 1994